Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

Reference is made to an employment agreement between Steven Madden, Ltd. (the “Company”) and Amelia Newton Varela (the “Employee”), dated January 10, 2014, effective January 1, 2014 (the “Agreement”).

Whereas both the Company and Employee desire to modify the Agreement; then

W I T N E S S E T H :

1.	Section 2 of the Agreement, “Position”, is hereby deleted in its entirety and replaced by the following:

“2. Position. President of the Company.”

2.	Section 3 of the Agreement, “Salary”, is hereby deleted in its entirety and replaced by the following:

“3. Salary. $600,000 per annum (paid in accordance with normal Company practice) from the date of execution of this Amendment through December 31, 2016.”

3.	Section 4 of the Agreement, “Annual Wholesale Bonus”, shall be deleted in its entirety and replaced by the following:

“4. Annual Bonus. You shall receive a performance bonus for 2015 equal to 2% of the increase, if any, in Wholesale division EBIT (earnings before interest and taxes) for that year over Wholesale division EBIT for the immediately prior year, less any deductions as shall be required to be withheld by any applicable laws and regulations. You shall receive a performance bonus for 2016 equal to 2% of the increase, if any, in total Company EBIT for that year over total Company EBIT for the immediately prior year, less any deductions as shall be required to be withheld by any applicable laws and regulations. EBIT from any business acquired after the date of the execution of this Amendment shall not be included in the bonus calculation. Such bonus (net of any deductions required to be withheld by any applicable laws and regulations) shall be payable on or about March 15 of the following year.”

4.	The remainder of the Agreement shall continue in full force and effect.

Signed this 4th day of September, 2015.

STEVEN MADDEN, LTD.	AMELIA NEWTON VARELA

/s/ Edward R. Rosenfeld	/s/ Amelia Newton Varela
By: Edward R. Rosenfeld, CEO